EXHIBIT 10.10(f)
MARKEL CORPORATION

PERFORMANCE-BASED RESTRICTED STOCK UNIT
AWARD AGREEMENT

AWARDED TO XXXXX	AWARD DATE [ ]	VESTING SCHEDULE[1]
		VESTING DATE [ ]	PERCENTAGE OF UNITS 100%

MARKEL CORPORATION (the "Company") grants you (“you” or the “Participant”) the opportunity to receive restricted stock units ("Units"). The number of Units you may receive will be based on performance conditions as set forth in Exhibit A - Performance Criteria. Until the Vesting Date stated above, these Units are forfeitable and nontransferable, except as specifically provided in this Award Agreement. The Compensation Committee of the Company’s Board of Directors (the "Committee") or its authorized delegate will administer this Agreement and its decisions will be final. Any capitalized terms not defined in this Award Agreement will have the meanings provided in the Markel Corporation 2016 Equity Incentive Compensation Plan (the “Plan”).

The terms of the award are:

1.    Performance Conditions: The performance conditions for your award are set forth in Exhibit A. Your award potential is expressed as a percentage of your eligible salary. On the date the Committee certifies the completion of the Performance Criteria in Exhibit A (the “Determination Date”), the Committee will also determine the dollar equivalent of your Units. The number of Units you will receive is determined by dividing the dollar equivalent by the Fair Market Value of a share of Company Stock on the Determination Date. You will not be awarded any Units if your employment ends prior to the Determination Date.

2.    Vesting For Units. If you remain employed through the Vesting Date, the Units will become vested and non-forfeitable. For each vested Unit, the Company will issue you a share of Company Stock. These shares of Company Stock will be issued on or as soon as administratively practicable but no later than 90 days after either:

a.    the Vesting Date, or

b.    such later date as may be elected by you pursuant to a valid deferral election in accordance with procedures determined by the Company.

3.    Forfeiture of Units. In general, if you separate from service before the Vesting Date, any unvested Units will be forfeited. Under the circumstances set forth below (subject to the other terms of this Award Agreement, including Section 6), Units will vest or be forfeited, in whole or part, upon separation from service before the Vesting Date as follows:

(a)    Death or Disability. If you separate from service due to death or Disability, then the unvested Units will become fully vested and non-forfeitable, and shares will be issued on the date on which your death or Disability occurs or as soon as administratively practicable (but in any event no later than 90 days) thereafter.

(b)    55/5. If you separate from service for any reason (other than due to death, Disability or termination for Cause) after turning 55 years old and, at the time of separation, you have at least 5 consecutive years of service with the Company or its Subsidiaries since your most recent hire date, then the unvested Units will become fully vested and non-forfeitable, and shares will be issued on the date on which your
1 If necessary or appropriate to ensure orderly administration of the Company’s payroll and tax reporting obligations, the Company may accelerate vesting and payment of restricted stock units up to a maximum of thirty days before the date on which such restricted stock units would otherwise have vested and been paid.

separation occurs or as soon as administratively practicable (but in any event no later than 90 days) thereafter, subject to Section 4 (Specified Employee) below.

(c)    Military Service. If you separate from service due to military service or are absent from work due to an approved military leave, then the number of Units set forth in this Award will be vested on a pro rata basis based on a fraction of the number of whole months from January 1 of the calendar year following the calendar year in which the Award Date occurs until the date of separation/leave commencement divided by 36, and shares will be issued on the earlier of (i) the otherwise applicable Vesting Date or (ii) the date on which your separation occurs or as soon as administratively practicable (but in any event no later than 90 days) thereafter, subject to Section 4 below. Any remaining unvested Units will be forfeited as of the date of separation/leave commencement; except that a Participant who separates from service due to military service or who is absent from work due to approved military leave, and who returns to active employment with the Company upon cessation of such military service before the otherwise applicable Vesting Date will vest in any remaining unvested Units if employed on the Vesting Date.

(d)    Involuntary Termination; Redundancy. If you separate from service due to involuntary termination other than for Cause, then the unvested Units will become fully vested and non-forfeitable, and shares will be issued on the date on which your separation from service occurs (or as soon as administratively practicable (but in any event no later than 90 days) thereafter, subject to Section 4 below.

(e)    Change in Control. If you separate from service within 12 months after a Change in Control due to Involuntary Termination, then the unvested Units will become fully vested and non-forfeitable, and shares will be issued on the date on which your separation from service occurs (or as soon as administratively practicable (but in any event no later than 90 days) thereafter, subject to Section 4 below. For this purpose, Involuntary Termination means your employment is involuntarily terminated without Cause or you terminate your employment for Good Reason, in each case as defined in the Plan.

If you have elected to defer the receipt of shares for your vested Units pursuant to a valid deferral election and you separate from service (whether before or after the Vesting Date) for any reason other than death or Disability, then shares will be issued for your vested Units, including any Units which become vested as a result of your separation, as soon as administratively practicable (but in any event no later than 90 days) after the date on which you have elected to receive the shares, notwithstanding the above.

4.    Six Month Delay for Specified Employees. If you separate from service before the Vesting Date as set forth in Section 3 above, other than due to death or Disability, and if you are a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code and the generally applicable Internal Revenue Service guidance thereunder) on the date of your separation, then, notwithstanding anything in Section 3 to the contrary, no shares will be issued for your Units until the date that is six months after the date of your separation (or until the date of your death, if earlier). Any shares which you would otherwise have been entitled to receive during the first six months following the date of your separation will be issued instead on the date which is six months after the date of your separation (or on the date of your death, if earlier). Whether you are a “specified employee” will be determined under guidelines established by the Company for this purpose.

5.    “Separation from Service” Defined. References throughout this Agreement to the Participant’s “separation from service” and variations thereof will have the meaning set forth in Section 1.409A-1(h) of the Treasury Regulations, as amended from time to time, applying the default terms thereof.

6.    Forfeiture and Restitution. If during the period of the Participant’s employment and two years thereafter, the Company’s Co-Chief Executive Officers, or either of them, with respect to any Participant other than to any employee who is an executive officer of the Company for purposes of Section 16 of the Securities Exchange Act of 1934 (including themselves) or the Committee (with respect to a Section 16 Officer) determines, in their or its sole and complete discretion, that the Participant has engaged in any the following, then they or it may either: (a) cancel this Award without any payment, and/or (b) require the Participant to repay the gross amount of any payment received under this Award within the previous two years, by delivery of a number of shares equal to the number of Units awarded (or the Fair Market Value thereof in cash):

a.    the Participant has become associated with, recruited or solicited customers or other employees of the Company or its Subsidiaries for, or has become employed by, rendered services to, or acquired any interest in (other than any non-substantial interest) any business that is in competition with the Company or its Subsidiaries,

b.    the Participant’s employment has been terminated for Cause,

c.    the Participant has disclosed the terms of this Agreement to any person other than, on a confidential basis, their spouse, attorneys, accountants or financial advisors or in response to a court order, or

d.    the Participant has engaged in conduct detrimental to the interests of the Company or its Subsidiaries.

In addition, this Award shall be subject to any recoupment or clawback policy that is adopted by, or applicable to, the Company, pursuant to any requirement of law or any exchange listing requirement related to clawback or other recovery of incentive compensation. The provisions of this Section 6 are material consideration for this Award, which would not have been granted had Participant not agreed to them. If a Participant fails to repay in full any amount subject to repayment under this Section 6 within thirty (30) days following a demand from the Company, the Company may enforce the terms of this Section 6 by obtaining a court order against the Participant for the return of such amount, and the Participant consents to jurisdiction in the courts set forth in Section 11 for purposes of obtaining such an order. The Company may also offset any amount it otherwise owes to the Participant to collect any amount due under this Section 6. The remedies outlined in this Section 6 are without limitation as to any other remedies the Company may pursue against the Participant at law or in equity.

7.    Transfer Restrictions. The Participant’s rights to the Units are not subject to sale, assignment, transfer, pledge, or encumbrance.

8.    Tax Withholding. Unless alternative arrangements satisfactory to the Company are made, the Company will withhold from the payment for the vested Units shares with a Fair Market Value equal to the minimum amount of any foreign, federal, state, or local income, employment or other taxes imposed on the payment required to be withheld by law. The Fair Market Value will be determined on the Vesting Date.

9.    Binding Effect. Subject to the limitations stated above, this Agreement will be binding upon and inure to the benefit of the Participant's legatees, distributees, and personal representatives and the successors of the Company.

10.    Change in Capital Structure. The Units will be adjusted as the Committee determines is equitably required in the event of a dividend in the form of stock, spin-off, stock split-up, subdivision or consolidation of shares of Company Stock or other similar changes in capitalization.

11.    Interpretation. This Agreement will be construed under and be governed by the laws of the Commonwealth of Virginia. THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF VIRGINIA OR THE CIRCUIT COURT FOR THE COUNTY OF HENRICO WILL HAVE EXCLUSIVE JURISDICTION OVER ANY DISPUTES ARISING OUT OF OR RELATED TO THE PLAN OR THIS AGREEMENT.

12.    Code Section 409A. This Agreement is intended to comply with the applicable requirements of Sections 409A(a)(2) through (4) of the Code, and will be interpreted to the extent context reasonably permits in accordance with this intent. The parties agree to modify this Agreement or the timing (but not the amount) of any payment to the extent necessary to comply with Section 409A of the Code and avoid application of any taxes, penalties, or interest thereunder. However, in the event that any amounts payable under this Agreement are subject to any taxes, penalties or interest under Section 409A of the Code or otherwise, the Participant will be solely liable for the payment thereof.

13.    Acceptance. By accepting any Units or benefits under this Agreement, Participant is accepting all the provisions hereof, including without limitation Section 6 hereof.
IN WITNESS WHEREOF, the Company has caused this Agreement to be signed as of the award date shown above.

MARKEL CORPORATION

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